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EXHIBIT 10.11

CONTRACT NO

SOFTWARE DEVELOPMENT AND LICENSE AND SERVICES AGREEMENT

This Software Development and License and Services Agreement (the “Agreement”) is made effective as of June 20, 2002 (the “Effective Date”), by and between MICROSOFT CORPORATION, a Washington corporation, with its principal offices at One Microsoft Way, Redmond, WA 98052 (“Microsoft” or “MS”), and BRIGHTMAIL, INC., a California corporation, with its principal offices at 301 Howard Street, Suite 1800, San Francisco, CA 94105 (“BI”) (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Microsoft owns and operates (i) a public email service currently known as “Hotmail,” with a home page currently located at http://www.hotmail.com, (ii) other Consumer Email Services that as of the Effective Date operate on the same system of email servers as Hotmail; and (iii) other Consumer Email Services that after the Effective Date, Microsoft may migrate to and/or integrate with the Hotmail system of email servers (referred to collectively, the “Microsoft Email Services”, and individually, a “Microsoft Email Service”);

WHEREAS, Microsoft desires to have the right to use, implement, offer, provide and/or make available to users of Microsoft Email Services (collectively, “Hotmail Users”) software and services that can be used to monitor, manage and filter Spam;

WHEREAS, BI is in the business of providing software (including Rules and Rules Updates) and services, which are capable of monitoring, managing and filtering Spam on web-based properties and services in a timely and efficient manner;

WHEREAS, BI has the necessary technical capability and expertise to provide Microsoft with versions of such software and services capable of monitoring, managing and filtering Spam on Hotmail, MSNIA and other Microsoft Email Services; and

WHEREAS, the Parties desire to enter into an agreement whereby BI shall develop for Microsoft and license to Microsoft such software (including Rules and Rule Updates) and provide to Microsoft such services in accordance with the terms and conditions set forth in this Agreement.

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NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, BI and Microsoft hereby agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1	Defined Terms. The capitalized terms contained and used in this Agreement has the meanings ascribed to them hereunder, including in the text and in Exhibits A and B.

1.2	Rules of Construction. The words “hereby,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Appendices, Attachments, Exhibits and Schedules hereto) and not merely to the specific Section, paragraph or clause in which such word appears.

2.	DEVELOPMENT, DELIVERY, ACCEPTANCE

2.1	Development and Delivery. In consideration of the payment of the non-recurring engineering fees payable by Microsoft pursuant to section I of Exhibit D, BI shall develop for Microsoft the Initial Software in accordance with the specifications set forth in Exhibit B (the “Specifications”) and on or before the associated dates set forth in Exhibit B or such other dates as the Parties may agree upon in writing.

2.2	Custom Work.

(a)	Specification for Custom Work. BI shall develop for Microsoft the Custom Work in accordance with the Specifications, and deliver the Custom Work on or before the associated date set forth in Exhibit B or such other dates as the Parties may agree upon in writing.

(b)	Acceptance. Each Delivery of Custom Work shall be subject to the evaluation and acceptance procedures set forth in Section 2.5.

2.3	Installation Services. Upon each delivery of Software, BI shall install and integrate the Software with the MS Servers. BI shall provide all reasonably necessary testing, debugging, initial integration, and any required fixes of the Software until functionality and scalability of the Software is demonstrated to Microsoft’s satisfaction (collectively, the “Installation Services”). BI shall provide such Installation Services through the Launch Date or until such earlier date as Microsoft may notify BI in writing that the Installation Services have been completed to Microsoft’s satisfaction. Without limitation to the foregoing, BI shall provide Microsoft with sufficient professional service assistance to test and verify that all Software functions in accordance with the Specifications.

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2.4	Enhancements.

(a)	BI shall promptly notify Microsoft of the availability and purpose of each Enhancement associated with the Software, or with any substantially similar anti-Spam product or service that BI distributes, offers for sale, sells, licenses, markets, promotes, displays, transmits, or otherwise makes available for commercial use. Microsoft has the right to request a copy of each such Enhancement at any time after its receipt of notice of the availability and purpose of such Enhancement. Within ten (10) days of BI’s receipt of such request from Microsoft, BI shall deliver such Enhancement to Microsoft, and Microsoft has the right to test such Enhancement and request that BI make any necessary modifications thereto to cause such Enhancement to conform to the Specifications.

(b)	In addition to BI’s obligations under Section 2.4(a), upon Microsoft’s request, BI shall develop, in accordance with such request, other Enhancements for the Software to address or otherwise accommodate any additions, deletions, modifications, updates, upgrades or changes necessary to remain current with the Windows 2000 Operating System, NET Server, or any future Microsoft operating system, used with Hotmail, MSNIA or other Microsoft Email Services. Microsoft shall reasonably support BI’s performance of its obligations under this Section 2.4(b) by providing beta versions of any of the foregoing promptly upon BI’s request after Microsoft makes such beta versions generally available. Unless otherwise agreed by the Parties in writing, BI shall deliver each such Enhancement to Microsoft no later than thirty (30) days following Microsoft’s request for such Enhancement. Upon each such delivery Microsoft has the right to evaluate such Enhancement in accordance with Section 2.5.

(c)	Unless otherwise specified in writing by Microsoft, all Enhancements shall be delivered by BI to Microsoft via a secure File Transfer Protocol.

2.5	Evaluation and Acceptance.

(a)	Acceptance. Upon each delivery of Software (including the Initial Software, Custom Work and each Enhancement, and any fix or work-around relating to any of the foregoing required by the following provisions of this Section 2.5, but excluding Rules and Rule Updates) and/or completion of Installation Services, Microsoft shall evaluate such Software and notify BI if Microsoft determines that such Software contains one or more Errors.

(b)	Failure to Deliver or Fix Initial Software. If Microsoft notifies BI of any Error in any of the Initial Software BI shall deliver fixed Software or a

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workaround to Microsoft within fifteen (15) days of its receipt of such notice. Microsoft shall evaluate such fixed Software or work-around and notify BI if Microsoft determines that such fixed Software or work-around contains one or more Errors.

(c)	Failure to Fix Enhancements. If at any time during the Term Microsoft finds any Major Error in an Enhancement provided by BI, then BI shall have a period of fifteen (15) days to provide a corrected Enhancement or a work-around, and Microsoft may * the * in accordance with * provides a corrected Enhancement or a work-around. If Microsoft finds any Minor Error in an Enhancement provided by BI, then BI shall have a period of thirty (30) days to provide a corrected Enhancement or a work-around, and Microsoft may * in accordance with * provides a corrected Enhancement or a work-around. Upon correction of a Major or Minor Error, within the applicable correction period, Microsoft shall *. If BI does not provides a corrected Enhancement or a work-around within the applicable correction period, then Microsoft shall * to * and BI shall * to *.

2.6	Design Review & Specifications Changes. The Parties may mutually agree in writing upon additions, deletions and other changes to the Software which may affect the Specifications at any time during the Term; provided, however, such additions, deletions and other changes to the Software shall be provided by BI to Microsoft * to Microsoft, unless otherwise agreed to in writing by the Parties.

2.7	User Interface. Microsoft has the right, but not the obligation, to develop and use a user interface for the Software to facilitate access and use of the Software and Filtering Functionality by Hotmail Users (a “User Interface”). Microsoft shall determine, in its sole discretion, the design, development, features and functionality of such User Interface and has sole control over all decisions relating to such User Interface, including all decisions relating to the desirability or need for such User Interface. Nothing herein obligates BI to create or provide to Microsoft any User Interface.

2.8	Reporting Requirement. At each Quarterly Steering Meeting, BI shall provide written reports to Microsoft describing in reasonable detail all Enhancements that have been developed by or on behalf of BI during the quarter. BI shall also notify Microsoft of any new Enhancement within fifteen (15) days after BI makes such Enhancement available for commercial use.

3.	LAUNCH AND INTEGRATION WITH MSNIA

3.1	Launch of Hotmail Services. At Microsoft’s sole option and discretion, Microsoft may use the Software to make Filtering Functionality generally available to any

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Hotmail Users. The Launch Date shall be the first day on which Microsoft, in its sole discretion, first uses the Software to make Filtering Functionality generally available to Hotmail Users. Provided that, if the Launch Date does not occur by the deadline of *, Microsoft may * upon * to BI and upon * BI shall * Microsoft *. And further provided that:

(a)	Microsoft has given BI notice of the completion (conforms to Specifications with no Major Errors) of the of Installation Services as provided in Section 2.3; and

(b)	deployment of the Software and/or Filtering Functionality is * by * attributable to

(i)	the Software and/or Filtering Functionality;

(ii)	the deployment of the Software and/or Filtering Functionality thereof on the MS Servers; and/or

(iii)	or the servers on which the Software and/or Filtering Functionality is deployed (e.g., * in * to the required *);

then * days after the Effective Date, the * service fees set forth in part II of Exhibit D shall become payable beginning on, and thereafter be counted from, such *.

3.2	Integration of MSNIA and/or Other Consumer Email Services. At Microsoft’s sole option and at is discretion, Microsoft may transfer the email accounts of users of MSNIA (“MSNIA Users”) and/or other Consumer Email Services to migrate such accounts to and/or integrate them with the Microsoft Email Services. Thereafter, such accounts may receive services under this Agreement. Such transfer shall * the * to BI pursuant to Section 6. Microsoft agrees that if the integration contemplated in this Section 3.2 is not completed prior to the scheduled expiration of the MSNIA Agreement, Microsoft hereby waives its right under Section 13.1 of the MSNIA Agreement to extend the MSNIA Agreement for a Renewal Term.

3.3

Termination of MSNIA Agreement. As of the Launch Date the fees payable under the MSNIA Agreement between MSN, LLC and Brightmail, entered on September 30, 2000 (the “MSNIA Agreement”) shall cease to accrue and shall no longer payable, and upon completion of the transfer of MSNIA Users to services provided under this Agreement, each party agrees that the MSNIA Agreement shall terminate on the date the transfer is completed by Microsoft. Such transfer is to be completed within one (1) year after the Effective Date. As of the Launch Date the “Letter of Permission” by which Microsoft granted BI certain rights to use certain

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Microsoft logos in connection with the MSNIA Agreement will automatically terminate.

3.4	Microsoft Acquisition of Other Services. If Microsoft acquires a Person that is a customer of BI, and Microsoft does not transfer those users to the MS Servers, thereby requiring BI to maintain the support and service of that other Person’s system, then those users would not be provided service under this Agreement. If Microsoft transfers those users to the MS Servers, then BI shall support such additional users under this Agreement * to Microsoft. Notwithstanding the foregoing, nothing in this Section 3.4 is to be interpreted to mean that Microsoft or the acquired Person may not terminate or cancel any such agreement in accordance with its terms.

3.5	Integration of Packaged MSN Email Service. At Microsoft’s sole option and discretion, Microsoft may transfer to and/or integrate with the Microsoft Email Services one or more Packaged MSN Email Services. Thereafter, such mailboxes may receive services under this Agreement, * to the * to BI pursuant to Section 6. “Packaged MSN Email Services” means consumer email services that are:

(a)	offered by a third party under such third party’s own domain (e.g., name@thirdparty.com or foo@*.com);

(b)	operated by Microsoft for such third party using the MS Servers as part of a larger business arrangement between Microsoft and the third party; and

(c)	such business relationship is associated with a Hotmail or MSN brand, trademark or servicemark.

By way of example and not limitation, Packaged MSN Email Service would include operation on the MS Servers of mailboxes for a * where Microsoft also provides * accessible via such *, or for a * in conjunction with an agreement for that * to distribute the * to its users through its * (e.g., *). Additionally, personal domains (e.g., foo@yourname.com) that Microsoft makes available to Hotmail Users shall be considered a Packaged MSN Email Service.

3.6	Integration of Private Label Email Services. Microsoft may also, at its sole option and discretion, transfer to and/or integrate with the Microsoft Email Services one or more Private Label Email Services. Thereafter, such mailboxes may receive services under this Agreement, and Microsoft shall pay an additional service fee to BI in the amount * for each Private Label Email Service mailbox. “Private Label Email Services” means consumer email services that are:

(a)	offered by a third party under such third party’s own domain (e.g., name@thirdparty.com);

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(b)	operated by Microsoft for such third party using the MS Servers as a stand-alone service not connected with any other Microsoft product or service; and

(c)	not associated with any Hotmail or MSN brand, trademark or servicemark.

By way of example and not limitation, Private Label Email Service would include operation on the MS Servers of mailboxes for a * where Microsoft provides only the mailboxes and does not provide any content or other Microsoft services and products (e.g., *).

4.	RULES AND RULE UPDATES

4.1	Rules and Rule Updates. BI acknowledges and agrees that (a) the Software cannot provide Filtering Functionality to Microsoft or Hotmail Users unless BI develops Rules and Rule Updates for use in conjunction with the Software and promptly makes such Rules and Rule Updates available to Microsoft via the designated http server; (b) a positive customer experience by Hotmail Users is essential for the effective functioning of the Microsoft Email Services and the Filtering Functionality; and (c) Microsoft has the right, in its sole discretion, to monitor and measure the level of satisfaction of Hotmail Users with respect to the Software and the Filtering Functionality. Microsoft shall have sole control over all aspects of such surveys.

4.2	Delivery of Rules and Rule Updates. On the Effective Date, BI shall deliver all Rules and Rules Updates that exist as of the Effective Date to Microsoft, in a format acceptable to Microsoft. In addition, BI shall make all other Rules and Rule Updates available to Microsoft via the designated http server as soon as such Rules and Rule Updates are available for commercial use. BI shall cause each Rule and Rule Update to include a verification mechanism, which verification mechanism shall verify immediately for BI whether Microsoft has downloaded such Rule or Rule Update. In the event BI does not receive such verification, BI immediately shall notify Microsoft of the availability of such Rule or Rule Update and shall deliver an additional copy of such Rule or Rule Update to the designated http server. BI shall provide such Rules, Rule Updates and services to Microsoft in accordance with Exhibit C.

4.3	Probe Accounts.

(a)

Probe Account Set Up. Microsoft shall * of * accounts to which BI shall have access for use for the purposes of this Agreement (“Probe Accounts”), so that BI may * and create Rules and Rules Updates from the information obtained from such Probe Accounts. Probe Accounts shall *. The Filtering Functionality shall be *. Microsoft shall also *. The Filtering Functionality *. Microsoft shall work with BI to ensure that * so that it is, *. Neither Party

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shall publicly expose * in a manner that would compromise their use as contemplated in this Agreement.

(b)	Performance Standards. The performance of the * shall be measured by the *.

5.	LICENSE GRANTS.

5.1	BI License Grant. Subject to the terms and conditions of this Agreement, BI hereby grants to Microsoft during the Term and the Wind-Down Period, if any, the worldwide, non-exclusive and irrevocable (except has a result of the expiration or termination of this Agreement according to its terms) right and license to:

(a)	make, use, reproduce, perform, display, import, broadcast, transmit, install, host, execute, and store one or more copies of the Software in object code form on any and all MS Servers;

(b)	make, use, reproduce, perform, display, import, broadcast, transmit, install, host, execute, and store one or more copies of the Software in object code form on any and all MS Servers for the purpose of testing the Software and Filtering Functionality and otherwise using the foregoing for Microsoft’s internal purposes and operations relating to the use, implementation, offering and/or provision of the Filtering Functionality to Hotmail Users;

(c)	promote, perform, execute, transmit, display, use and provide access to the Software for the purposes of providing the Filtering Functionality to Hotmail Users;

(d)	store, transmit and display the Software’s instructions or data in, through, and on, Devices and other servers and computers which are operated with or otherwise access or use the MS Servers;

(e)	copy and store the Software for the purposes of maintaining up to two (2) back-up copies of the Software;

(f)	copy, transmit, publicly perform or display, adapt and distribute all via any and all means and media to Hotmail Users, those portions of the Documentation that include instructions necessary for use of the Filtering Functionality via the Microsoft Email Services; and

(g)

sublicense the rights and licenses set forth in this Section 5.1, in whole or in part, to one or more Microsoft Affiliates, or to a service provider that provides hosting or server functions for Microsoft. Microsoft shall be responsible to BI

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for direct damages suffered by BI as a result of any breach by shall any such sub-licensee of the terms and conditions of the license granted under this Section 5.1 solely and to the extent that BI is unable to seek or recover such damages directly from such sub-licensee.

5.2	Reservation of Rights. All rights not explicitly granted by BI under Sections 5.1 and 5.2 are expressly reserved by BI; provided, however, to the extent that BI IP is incorporated in the Software or Filtering Functionality, BI grants to Microsoft the right to use such BI IP solely for the purposes of effectuating the licenses granted herein for the duration of this Agreement, and the Wind-Down Period, if any.

5.3	No Obligation to Exercise. For the avoidance of any doubt, Microsoft is not required to exercise the rights and licenses granted in this Section 5 with respect to the Software or otherwise use the Software in accordance with this Agreement for the purposes of providing the Filtering Functionality to Hotmail Users.

6.	FEES

6.1	Fees. Except as expressly set forth in this Agreement, Microsoft shall make fee payments in the amounts and in accordance with the schedule set forth in Exhibit D.

6.2	Additional Services. For any Additional Services requested in writing by Microsoft under Section 7.4, Microsoft shall pay any fees previously agreed to by Microsoft in writing within * (*) days of receipt of an undisputed invoice.

7.	BI SUPPORT SERVICES

7.1	Routine Maintenance and Quality Fix Engineering Support. During the Term, and the Wind-Down Period, if any, BI shall be solely responsible for the maintenance and support of the Filtering Functionality and the Software including (i) fixing any Errors that are related to the Filtering Functionality, the Software or its interaction or interoperability with the MS Servers; (ii) ensuring that the Software conforms in all material respects to the Specifications; (iii) providing Filtering Functionality and Software support for the identification and resolution of any Errors; (iv) providing technical assistance from the BI’s support organization; and (v) generally providing other quality control and engineering support. Without limitation to the foregoing, BI shall provide maintenance and support services in accordance with the Service Level Agreement and response times set forth in Exhibit C (the “Service Level Agreement” or “SLA”).

7.2	First Line Customer Support. Microsoft shall provide initial customer support to Hotmail Users who are receiving the Filtering Functionality in conjunction with a Microsoft Email Service, in a manner determined in Microsoft’s sole discretion.

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7.3	Second Line Technical Support. BI shall provide second line support to Microsoft, in a time frame and manner specified by Microsoft, for the Software and the Filtering Functionality, which second line support shall include information, technical support and other assistance relating to the Software and the Filtering Functionality. Notwithstanding anything contained herein to the contrary, BI shall not have any contact or communication with any Hotmail Users without Microsoft’s prior written consent.

7.4	Onsite Requirements. In the event that BI employees or designees are located at the premises of Microsoft for the purpose of providing Installation Services, Additional Services, or fulfilling other support obligations hereunder, including those described in Sections 7.1, 7.3 or 7.4, or for any other reason, BI is not authorized to use, and agrees that it shall not use its location on such premises, or its access to Microsoft employees or facilities, to obtain information or materials from sources at Microsoft other than as expressly authorized by Microsoft. For example, although a BI employee or designee may be given security card access to select facilities at Microsoft, it is Microsoft’s intent to grant access to only the office space allocated to BI and such other spaces as may be designated by Microsoft from time to time. It is not Microsoft’s intent to grant BI employees or designees full access to all areas of the Microsoft premises accessible by security card or to other floors of such premises. BI shall direct its employees and designees not to access areas of the premises other than those specifically designated by Microsoft. BI’s employees and designees shall abide by all of the rules, regulations, and security measures adopted by Microsoft while present at its premises, provided that in the event of any inconsistency between such rules, regulations and security measures and this Agreement, this Agreement shall prevail with respect to confidentiality and ownership of and rights in and to MS IP.

8.	COMMUNICATION

8.1	Quarterly Steering Meetings. The Parties shall meet at the Microsoft premises located in Mountainview, California, on a day to be mutually agreed upon by the Parties in the months of September, December, March, and June of each year during the Term to evaluate the relationship of the Parties (the “Quarterly Steering Meetings”). The Parties shall be represented by authorized personnel directly responsible for performance hereunder, and shall bear their own expenses with respect to such Quarterly Steering Meetings. The agenda for each Quarterly Steering Meeting shall include an evaluation of the quality of the Filtering Functionality and Software, and the need for technical updates and upgrades to the Software, including Enhancements, Rules and Rule Updates, technical issues, and overall customer experience.

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9.	INTELLECTUAL PROPERTY

9.1	Proprietary Rights.

(a)	Software. Except as set forth in this Section 9, nothing in this Agreement, and no use of the Software by Microsoft pursuant to this Agreement shall vest in Microsoft or be construed to vest in Microsoft any right of ownership in or to the Software, other than the rights and licenses to use the Software in accordance with the terms and conditions of this Agreement.

(b)	*. BI agrees that for a period of * after the Launch Date, BI shall not: (i) sell, license or otherwise distribute any of the * or otherwise permit any third party to use any of the * any purpose; nor (ii) itself use any of the * any purpose other than its performance of its obligations under this Agreement.

(c)	User Interface and MS IP. Nothing herein obligates BI to create or provide to Microsoft any User Interface. However, BI acknowledges and agrees that any User Interface developed by Microsoft, by BI or by the Parties in accordance with this Agreement shall not be considered Software, Derivative Technology of the Software, or BI IP, but shall be and remain MS IP and the exclusive property of Microsoft, and BI has no rights, title or interest in or to any MS IP. To the extent that BI develops or modifies any User Interface when providing services under this Agreement, such work product shall be deemed a work made for hire and all right and title of such work shall be owned by Microsoft.

(d)

Joint Developments. For the avoidance of doubt, the Parties acknowledge and agree that BI shall develop the Software, provide the services, and perform its other obligations under this Agreement without any assistance, cooperation or Confidential Information (other than the Proprietary Bit Range) from Microsoft and without engaging in any joint development activities or other collaborations with Microsoft (collectively, “Microsoft Assistance”). Notwithstanding the foregoing, if Microsoft desires, in its sole discretion, to provide Microsoft Assistance to BI, then the Parties shall enter into a written agreement, prior to Microsoft’s providing any such Microsoft Assistance, to determine each Party’s respective rights, title and interests in and to the software, other know-how, inventions, works, materials, information and other outputs developed directly or indirectly by Microsoft, BI or the Parties based upon such Microsoft Assistance, and each Party’s respective rights, title and interest in and to the intellectual property and proprietary rights associated with the foregoing, (including any rights, title and interests in and to any domestic or foreign patents, copyrights, trade marks, service marks, trade secrets, and applications and registrations therefor or related to the foregoing) (collectively “Joint Developments”). In the event BI, Microsoft or the Parties

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* with respect to such Joint Developments, such Joint Developments shall be *.

9.2	Cooperation. BI shall assign to Microsoft all right, title and interests in and to the User Interface and other MS IP (*), to the extent BI acquires or retains such rights, title and interests by operation of law or otherwise. From time to time upon Microsoft’s request, BI shall confirm such assignments by the execution and delivery of such assignments, confirmations, or other written instruments as Microsoft may request. Without limitation to the foregoing, Microsoft has the right to perfect and protect in its own name all rights, title and interests in and to the User Interface and other MS IP (including the *, if any, to the extent Microsoft has any rights, title or interest therein or thereto in accordance with Section 9.1(c)).

10.	CONFIDENTIALITY; PRESS RELEASES

10.1	NDA. The Parties acknowledge and agree that the terms and conditions of the Microsoft Corporation Non-Disclosure Agreement (the “NDA”) entered into by the Parties, on February 16, 2000 are incorporated into this Agreement and shall be effective for the Term. In the event that any of the incorporated terms of the NDA are inconsistent with or conflict with this Agreement, then the terms of this Agreement shall control.

10.2	Injunctive and Equitable Relief. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information and that each Party may seek, without waiving any other rights or remedies, such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

10.3	Press Releases. Subject to compliance with the rules and regulations of the United States Securities and Exchange Commission and any applicable stock exchanges, neither Party shall issue any press release or make any similar public announcement(s) or disclosure(s) relating in any way whatsoever to this Agreement or the relationship established by this Agreement without the express prior written consent of the other Party. However, BI may mention Microsoft in BI’s customer lists provided that BI: (i) identifies Microsoft only by textual reference to the name “Microsoft” or “MSN”; (ii) does not use any Microsoft trademark or logo, or any other names such as “Hotmail”; and (iii) mentions Microsoft only as part of a list including other BI customers and does not mention Microsoft alone.

11.	REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS

11.1	Representations and Warranties. Each Party individually represents and warrants to the other that: (i) it is a corporation duly organized, validly existing, and in good

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standing under the laws of its jurisdiction of formation; (ii) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform all of its obligations under this Agreement; (iii) the execution and delivery of this Agreement and the transactions contemplated herein do not and shall not violate, conflict with, or constitute a default under its charter or similar organization document, its bylaws or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; (iv) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof; and (v) information, reports and status reports provided by such Party to the other Party pursuant to this Agreement shall be accurate and complete in all material respects.

11.2	BI Additional Representations, Warranties and Covenants. BI represents, warrants and covenants to Microsoft that:

(a)	(i) BI has full and sufficient rights to assign and grant the rights and licenses described herein to Microsoft pursuant to this Agreement; (ii) to the best of BI’s Knowledge as of the Effective Date, the Software and the Filtering Functionality do not infringe, violate or misappropriate any domestic or foreign copyrights, trademarks, service marks, patents, trade secrets or other intellectual property rights of any third party; nor is there any claim of such infringement, violation or misappropriation threatened or pending against BI; (iii) to the best of BI’s Knowledge as of the Effective Date, Microsoft’s and its Affiliates’, Hotmail Users’, customers’ and sublicensees’ use of the Software and the Filtering Functionality does not infringe, violate or misappropriate any domestic or foreign copyrights, trademarks, service marks, patents, trade secrets or other intellectual property rights of any third party;

(b)	BI has facilities, personnel, experience and expertise sufficient in quality and quantity to perform all of its obligations hereunder (including without limitation providing the services, and Rules and Rule Updates) in a commercially reasonable manner, and BI shall perform all such obligations (including without limitation the provision of services in accordance with the SLA, and, Rules and Rule Updates) in a timely and professional manner, commensurate with the highest professional standards in the industry, and in compliance with all applicable laws. Without limitation of the foregoing, BI shall cause each Rule and Rules Update to be (i) appropriately tailored to its purposes according to the Specifications and Documentation and the purposes presented to Hotmail Users relating to the monitoring, managing and filtering of Spam; and (ii) up-to-date, complete, and accurately described to Hotmail Users.

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(c)	BI shall not intentionally impair the operation of Hotmail, MSN, MSNIA or any other Microsoft Email Service that uses the Software;

(d)	Neither the Software nor the Filtering Functionality shall contain any: (i) computer virus, worm or other similar malicious code that could be prevented and/or detected and removed through industry standard security practices; (ii) any feature that prevents or interrupts the use of the Software, the Filtering Functionality, any Microsoft Email Service, any MS Server or any Device used by a Microsoft User, including without limitation any lock, drop-dead device, Trojan-horse routine, trap door, time bomb; or (iii) any other code or instruction that is intended to be used to access, modify, delete, damage, or disable the functionality of Hotmail, MSN, MSNIA or any other Microsoft Email Service, or prevent or impede the access or use thereof by Hotmail Users;

(e)	The Software is (i) free from Major Errors not cured in accordance with the SLA, and shall operate in conformity with the Documentation and Specifications; (ii) capable of providing the Filtering Functionality to an unlimited number of Hotmail Users; and (iii) in compliance with all United States laws applicable to the Software and its intended use as provided herein.

11.3	Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER TO THE OTHER PARTY OR ANY OTHER ENTITY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DISCLAIMS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION (I) WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (II) WARRANTIES AGAINST INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS, (III) WARRANTIES RELATING TO DELAYS, INTERRUPTIONS, ERRORS, OR OMISSIONS, AND (IV) WARRANTIES OTHERWISE RELATING TO PERFORMANCE, NONPERFORMANCE, OR OTHER ACTS OR OMISSIONS BY SUCH PARTY OR ANY AFFILIATE OR OTHER THIRD PARTY.

11.4	No Warranties to End User. Microsoft acknowledges that BI does not, and Microsoft agrees that it shall not, make any representation or warranty to Hotmail Users regarding the performance of the Software or the Filtering Functionality.

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12.	LIMITATION OF LIABILITY

12.1	Limitation, Exclusion of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR INDIRECT DAMAGES ARISING UNDER OR IN ANY WAY RELATED TO THIS AGREEMENT (INCLUDING LOST PROFITS, LOSS OF BUSINESS OR DATA, BUSINESS INTERRUPTION AND DAMAGES THAT RESULT FROM INACCURACY OF THE INFORMATION OR INCONVENIENCE, DELAY OR LOSS) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL THE LIABILITY OF EITHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT OR TORT OR ANY OTHER LEGAL THEORY, EXCEED *; PROVIDED, HOWEVER, THIS SECTION 12.1 SHALL NOT APPLY TO THE (A) THE INDEMNIFICATION OBLIGATIONS OF BI UNDER SECTION 14, (B) ANY BREACH OF SECTION 10.1 OR (C) THE ABILITY OF A PARTY TO OBTAIN INJUNCTIVE RELIEF.

12.2	Allocation of Risks. Each Party acknowledges and agrees that (i) this Agreement represents the complete allocation of risks between the Parties, (ii) it has voluntarily accepted all risks assigned to it herein, and (iii) the disclaimer of warranties and limitation of remedies herein form an essential basis of the bargain.

13.	TERM AND TERMINATION

13.1	Term and Renewal Terms. Subject to the other provisions of this Section 13, the Agreement shall commence on the Effective Date and has an initial term expiring on the date occurring three (3) years after the Launch Date (the “Term”).

13.2	Termination.

(a)	Termination Without Cause. Either party may terminate this Agreement by providing not lees than ninety (90) days written notice to the other party; provided however, that no such notice may be given prior to the date fifteen (15) months after the Launch Date.

(b)	Microsoft Additional Rights.

(i)

In addition to any other rights or remedies of Microsoft, all of which are expressly reserved, Microsoft may terminate this Agreement, at any time during the Term, upon thirty (30) days’ prior written notice to BI in the event an Additional Indemnified Claim has arisen, and

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Microsoft may terminate this Agreement, at any time during the Term, upon ninety (90) days’ prior written notice to BI in the event a BI Claim has arisen and BI has not implemented a Cure for such BI Claim within thirty (30) days of Microsoft’s request therefor pursuant to Section 14.4.

(ii)	Microsoft may terminate this Agreement immediately upon delivery of written notice to BI: (i) within one hundred eighty (180) days following Microsoft’s receipt of any Transfer Notice; (ii) as provided in 2.5(b); or (iii) if BI is in breach of Section 2, Section 4, or Section 7.

(c)	Insolvency and Termination for Cause. In addition to any other rights or remedies that a Party may have under the circumstances, all of which are expressly reserved, a Party may terminate this Agreement at any time if

(i)	the other Party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency; or suffers or permits the commencement of any form of insolvency or receivership proceeding; or has any petition under any bankruptcy law filed against it, which termination pursuant to this Section 132(c)(i) shall be effective immediately upon written notice or as otherwise specified herein;

(ii)	the other Party is in material breach of any warranty, representation, term, condition or covenant, and fails to cure such material breach within thirty (30) days after written notice thereof, such termination to become effective immediately upon the expiration of such thirty (30) day period; or

(iii)	the other Party is in breach of the NDA, such termination to become effective upon the delivery of notice of such breach from the non-breaching Party.

13.3	Wind-Down Period.

(a)	In the event that this Agreement is terminated in any fashion prior to the end of the Term, Microsoft has the right, but not the obligation, subject to the payment of applicable Wind-Down Fees, to continue using the Software during the Wind-Down Period, to provide the Filtering Functionality to Hotmail Users (in accordance with the rights and licenses granted hereunder). The “Wind-Down Period” shall commence on the effective date of early termination of this Agreement and terminate on the earlier of

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(i)	the date that Microsoft indicates at its sole discretion, that it no longer wants to use the Software,

(ii)	the date occurring six (6) months after the effective date of termination of this Agreement, or

(iii)	the date on which this Agreement would have expired by its terms.

(b)	The “Wind-Down Fees” shall be calculated as *; provided, however, such Wind-Down Fees * if this Agreement is terminated by Microsoft pursuant to Section 13.2(c). The Wind-Down Fees shall be payable within * days of Microsoft’s receipt of an invoice from BI.

(c)	Without limitation to Section 13.5, during the Wind-Down Period, BI shall continue to provide Microsoft with Enhancements in accordance with Section 2.4, the Rules and Rule Updates in accordance with Section 4 and support services in accordance with Section 7 hereof.

(d)	During the Wind Down Period, BI shall maintain the service availability and quality as high as that provided during the Term.

(e)	At the conclusion of the Wind-Down Period, if any, Microsoft shall discontinue use of the Software, and shall remove the Software and any portion thereof from the MS Servers and Microsoft shall return or destroy, as requested by BI, all copies of the Software in Microsoft’s possession.

13.4	Release; Events on Termination.

(a)	Except as expressly set forth in this Agreement, the termination or expiration of this Agreement shall not release any Party from any obligations (including payment obligations under Section 6.1 or Exhibit D) that have previously accrued or are expressly required to survive the termination of this Agreement hereunder.

(b)	Upon termination or expiration of this Agreement, each Party shall, at the other Party’s direction, return or certify as to the destruction of Confidential Information of such other Party. Except as expressly set forth herein, no Party shall be liable to the other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

13.5

Survival. Exhibits A and B and the following Sections shall survive the termination and expiration of this Agreement: 2.5(b) (with respect to BI’s refund obligations), 9, 5.1(g), 10, 11, 12, 13.3, 13.4, 13.5, 14, 15, 16 and 17. In addition, Sections 2.4,

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2.5(a), 2.5(c) 4, 5, 6, 7 and 8 shall survive the termination and expiration of the Agreement for the duration of the Wind-Down Period.

14.	Indemnification

14.1	Claims. A Party (the “Indemnifying Party”) shall, at its sole expense and the request of the other Party, defend any third-party claim (a “Claim”) brought against such other Party or such other Party’s Affiliates, directors, officers, employees, licensees or independent contractors (each, an “Indemnified Party”) to the extent that such Claim, if true, would constitute a breach of a warranty, representation or covenant of the Indemnifying Party set forth in this Agreement (collectively, the “Indemnified Claims”).

14.2	Additional Indemnification. Without limitation to Section 14.1 hereof, BI (as the Indemnifying Party) shall, at its sole expense, indemnify, defend and hold Microsoft and its Affiliates, directors, officers, employees, licensees, and independent contractors (as Indemnified Parties) harmless from any Claim brought against Microsoft or such other Indemnified Parties at any time to the extent such Claim arises from any Claim that the Filtering Functionality or the Software infringes upon or violates or misappropriates any domestic or foreign patents, copyrights, trade secrets, trademarks, service marks or other intellectual property rights of any third party or contains material which is otherwise in violation of applicable United States law) (any Claim described in this Section 14.2 shall be referred to as an “Additional Indemnified Claim”).

14.3

Claims Procedure. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any Indemnified Claim or Additional Indemnified Claim, specifying the nature of the action and the total monetary amount sought or other such relief as is. sought therein. The Indemnified Party shall cooperate with the Indemnifying Party at the Indemnifying Party’s expense in all reasonable respects in connection with the defense of any such Indemnified Claim or Additional Indemnified Claim. The Indemnifying Party may upon written notice to the Indemnified Party undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense of such Indemnified Claims or Additional Indemnified Claims, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such Indemnified Claim or Additional Indemnified Claim, including the employment of counsel which shall be reasonably satisfactory to the Indemnified Party, and payment of all reasonably incurred expenses. Notwithstanding the foregoing, the Indemnified Party has the right to employ separate counsel to provide input to the defense, at the Indemnified Party’s own cost. The Indemnifying Party shall reimburse the Indemnified Party upon demand for any payments made or loss suffered by it at any time after the date of tender, based upon the judgment of any court of competent jurisdiction or pursuant to

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a bona fide compromise or settlement of Indemnified Claims or Additional Indemnified Claims. The Indemnifying Party shall not settle any Indemnified Claim or Additional Indemnified Claim under this Section 14.3 on the Indemnified Party’s behalf without first obtaining the Indemnified Party’s written permission, which permission shall not be unreasonably withheld, and the Indemnifying Party shall indemnify and hold the Indemnified Party harmless from and against any costs, damages and fees reasonably incurred by the Indemnified Party, including fees of attorneys and other professionals, that are attributable to such Indemnified Claims or Additional Indemnified Claims. The Indemnifying Party shall not be responsible for any indemnification obligations arising hereunder pursuant to the terms and conditions of any settlement of an Indemnified Claim or Additional Indemnified Claim by the Indemnified Party unless such settlement was approved by the Indemnifying Party, which approval shall not be unreasonably withheld.

14.4

BI Notice and Remedy. Without limitation to this Section 14, BI shall notify Microsoft immediately upon obtaining Knowledge of any threatened or pending claim arising with respect to the Software or the Filtering Functionality (“BI Claims”), including any claim that (i) the Software the Filtering Functionality or any portion thereof, infringes, violates or misappropriates, any domestic or foreign patent, copyright, trademark, service mark, trade secret, know-how, or other intellectual property or proprietary right of any third party or violates applicable laws, or (ii) Microsoft’s or BI’s use of any of the foregoing infringes, violates or misappropriates any domestic or foreign patent, copyright, trademark, service mark, trade secret, know-how, or other intellectual property or proprietary right of any third party or violates applicable laws. Such notice shall include sufficient details of the BI Claim to permit Microsoft to determine whether it considers such claim to be credible. If Microsoft reasonably considers such claim to be credible Microsoft may notify BI in writing that Microsoft requires a Cure (as defined below) and upon delivery of such notice, BI shall, at BI’s expense: (a) procure for Microsoft the right to continue to use the Software and the Filtering Functionality in accordance with the rights and licenses granted to Microsoft under this Agreement; or (b) replace or modify the Software or the Filtering Functionality, as the case may be, with a version that does not give rise to such BI Claim, provided that such replacement or modified version complies with the Specifications to Microsoft’s satisfaction, as determined in Microsoft’s sole discretion (each activity undertaken by BI in fulfillment of Section 14.4(a) or (b) shall be referred to as a “Cure”). If a Cure is not available to BI within sixty (60) days of BI’s delivery of notice to Microsoft of such BI Claim, Microsoft may at its sole option, suspend its performance (i.e., payment) under this Agreement upon written notice to BI, or terminate this Agreement upon written notice to BI. If Microsoft terminates this Agreement as provided in this Section 14.4, then in addition to any damages and expenses reimbursed by BI under this Section 14 and without limiting any of Microsoft’s other rights and remedies all of which are

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expressly reserved, BI promptly shall refund to Microsoft the last installment payment made to BI by Microsoft pursuant to Section 6.1 and Exhibit D of this Agreement.

15.	NOTICES

All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (a) on the date of delivery when delivered by hand; (b) on the date of transmission when sent by electronic mail or facsimile transmission during Normal Business Hours with telephone confirmation of receipt; provided, an original also is sent the same day in accordance with Section 15(d), below; (c) one (1) day after dispatch when sent by reputable overnight courier maintaining records of receipt; or (d) three (3) days after dispatch when sent by registered mail, postage prepaid, return-receipt requested, all addressed as provided below or as amended by a Party from time to time upon five (5) days’ notice to the other Party:

If to Microsoft:	Microsoft Corporation One Microsoft Way Redmond, WA 98052-6399 Attention: VP MSN Communications Facsimile: * Telephone: *

With required copies to:	Microsoft Corporation Law and Corporate Affairs One Microsoft Way Redmond, WA 98052-6399 Facsimile: * Telephone: *

If to BI.	Brightmail, Inc. 301 Howard Street, Suite 1800 San Francisco, CA 94105 Attention: * Facsimile: * Telephone: * E-mail: *

16.	INSURANCE

16.1	Minimum Insurance Coverage. During the Term, and the Wind-Down Period, if any, and for a period of * from the last date BI is obligated to provide or license any

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Software or services under this Agreement, BI shall procure and maintain insurance reasonably adequate to cover any and all liability that BI may incur as a result of the performance of its obligations under this Agreement. Such insurance shall be in a form and with insurers reasonably acceptable to Microsoft and shall consist of policies that comply with the following minimum requirements:

(a)	commercial general liability insurance, with policy limits of not less than * for each occurrence of bodily injury or property damage, or combined single limits;

(b)	umbrella policy with minimum limits of *; and

(c)	professional liability and errors and omissions liability insurance with policy limits of not less than * for each claim with a deductible of not more than *.

16.2	Maintenance. BI’s insurance policy shall: (a) provide professional liability and errors and omissions liability insurance coverage from a date which is not later than the date at which BI began providing services related to or in conjunction with this Agreement; (b) provide that no cancellation, material reduction in amount, or material change in coverage shall be effective until at least ten (10) days after receipt by Microsoft of written notice thereof; (c) provide for losses payable to Microsoft as its interests may appear; and (d) be reasonably satisfactory in all other respects to Microsoft. BI shall deliver to Microsoft a current certificate of insurance and certifications of renewal of the insurance policies and a report of a reputable insurance broker with respect to such insurance policies at least once during each calendar year during such time as the insurance is in effect and such other supplemental reports with respect thereto as Microsoft may reasonably request from time to time. Microsoft shall review the certificates and reports within a commercially reasonable time after BI’s delivery thereof and shall notify BI reasonably promptly if BI’s certificates and reports evidence coverage which Microsoft reasonably determines to be less than that required to meet BI’s obligations under this Agreement, and BI agrees that it shall promptly acquire such coverage and inform Microsoft in writing thereof. Failure by BI to furnish certificates of insurance or failure by Microsoft to request same shall not constitute a waiver by Microsoft of any of the insurance requirements set forth herein. BI shall notify Microsoft in writing at least ten (10) days in advance if BI’s insurance coverage is to be canceled or materially altered so as to no longer comply with the requirements of Section 16.1 and this Section 16.2.

17.	GENERAL PROVISIONS.

17.1	Independent Contractors. The Parties are independent contractors with respect to each other hereunder, and nothing in this Agreement shall be construed as creating an

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employer-employee relationship, a partnership, agency relationship or a joint venture between the Parties. Notwithstanding anything contained in this Agreement to the contrary, each Party shall be solely responsible for the performance of its obligations hereunder, neither Party shall be liable for any breach by the other Party, and nothing contained in this Agreement shall be deemed to constitute a guarantee by one Party of performance of any of the obligations of the other Party.

17.2	Independent Development. Nothing in this Agreement shall be construed as restricting Microsoft’s right to acquire, license, sublicense or develop for itself, or have others develop for it, similar software or technology performing the same or similar functions as the Software, or to market and distribute such similar software or technology in addition to, or in lieu of, the Software.

17.3	Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and to be performed wholly within such jurisdiction by residents of such jurisdictions. BI and Microsoft irrevocably and unconditionally consent to the exclusive jurisdiction of, and venue in, the state and federal courts sitting in King County, Washington. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing Party shall be entitled to recover its costs with interest, including reasonable attorneys’ fees and court costs.

17.4	Assignment. Except for Microsoft’s right to grant sublicenses under Section 5, neither Party may assign or transfer control of this Agreement or any rights or obligations hereunder without the other Party’s prior written approval. Any attempted assignment, sublicense, transfer, encumbrance, conveyance or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement. Notwithstanding the foregoing, (a) Microsoft may assign this Agreement or any rights or obligations it may have hereunder to any Person without BI’s prior written consent; provided that the assignee assumes such obligations in writing, and (b) BI may assign its rights and obligations hereunder without Microsoft’s prior written consent solely in connection with a merger, transfer of control, reorganization, or sale of all or substantially all of its assets or equity interests on the condition that (A) BI provides Microsoft with at least thirty (30) days prior written notice of such assignment (a “Transfer Notice”), and (B) such assignee agrees in writing to assume all of BI obligations under this Agreement.

17.5

Construction. In the event that any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, (a) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (b) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect. This

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Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

17.6	Excusal of Performance. No Party shall be responsible for, or be in breach of this Agreement, if its performance is delayed for up to thirty (30) days as a result of any act of God, war, fire, earthquake, sickness, accident, civil commotion, act of government, or any other cause wholly beyond its control, including without limitation, denial of service attacks, and not due to its own negligence or that of its contractors or representatives, and which cannot be overcome by the exercise of due diligence. Without limitation of the foregoing, a subcontractor’s bankruptcy, inability or failure to pay its obligations as they come due, assignment of its assets for the benefit of creditors, institution of bankruptcy or receivership proceedings against it, or appointment of a trustee, conservator or receiver or other liquidating officer for it or its assets or other financial deficiency shall not be deemed to excuse performance of this Agreement by the Party responsible for such subcontractor’s performance.

17.7	Non-Waiver. No delay or failure by either Party to exercise any right under this Agreement and no partial exercise of any right under the Agreement shall constitute a waiver of that right or any other right. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in a non-electronic writing and signed by an authorized representative of the waiving Party.

17.8	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

17.9	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute, together with all Appendices, Attachments, Exhibits and Schedules hereto, one and the same instrument.

17.10	Entire Agreement. This Agreement, together with all Appendices, Attachments, Exhibits and other Schedules hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, communications, or proposals, whether oral or written, between the Parties on this subject. This Agreement shall not be modified except by an agreement dated subsequent to the date of this Agreement written and signed in a non-electronic form on behalf of the Parties by their respective duly authorized representatives.

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17.11	Not an Offer. This document does not constitute an offer by any Party to any other Party. This Agreement shall not be effective unless and until signed by both Parties.

17.12	Expenses. Except as set forth in Section 6.2, each Party shall be solely responsible for its own costs and expenses incurred in the preparation, negotiation, implementation, and the performance of its obligations under this Agreement. Without limitation to the foregoing and for the avoidance of doubt, BI shall provide all Enhancements, Rules and Rule Updates, Installation Services and other services required hereunder to Microsoft at no additional charge to Microsoft, other than as expressly required under Section 7.4.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF,

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below.

MICROSOFT CORPORATION		BRIGHTMAIL, INC.

By:	/s/ Blake Irving	By:	/s/ Mike Irwin

Name:	Blake Irving	Name:	Mike Irwin
Title:	Corporate VP, MSN	Title:	VP Finance
Date:	8/13/02	Date:	June 20, 2002

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EXHIBIT A

DEFINITIONS

“Additional Indemnified Claim” has the meaning set forth in Section 14.2.

“Additional Services” has the meaning set forth in Section 7.4.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“BI” has the meaning set forth in the Preamble.

“BI Claims” has the meaning set forth in Section 14.4.

“BI IP” means any and all copyrights, moral rights, mask-works, trademarks, trade names, trade secrets, patents, designs, algorithms and all other intellectual property rights, and all applications thereto, owned by BI, which was developed by BI prior to the Effective Date or any time thereafter but not as a result of BI’s exposure to any MS IP or other proprietary information of Microsoft.

“Business Day” means any day of the week, other than Saturday, Sunday, or a day on which banks are officially closed in the state of Washington.

“Claim” has the meaning set forth in Section 14.1.

“Confidential Information” has the meaning set forth in the NDA.

“Consumer Email Services” means publicly available email services operated by Microsoft and/or a Microsoft Affiliate as of the Effective Date.

“Control” including its various tenses and derivatives (such as “Controlled”) means, with respect to any Person, the presence of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person, or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person’s board of directors, or if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

“Cure” has the meaning set forth in Section 14.4.

“*” means the following portions of the Software: *.

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“Derivative Technology” means (i) for copyrightable or copyrighted material, any translation (including translation into other computer languages), portation, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material that is protected by trade secret, any new material derived from such existing trade secret material, including new material that may be protected by copyright, patent or trade secret.

“Device” means any computer or other device (and all related equipment) that contains the necessary features and functionality to access a server or computer that is operating using the Software.

“Documentation” means the standard user manuals, operating’ guides, and all of the material relating to the Software or use thereof, including any and all subsequent versions, whether in print, machine readable media, or any other media provided by BI to Microsoft for use with the Software.

“Effective Date” means the date of the latter of the two signatures on this Agreement.

“Enhancement” means an enhancement, improvement, modification, correction of an Error, patch, bug fix, filter update, material update or upgrade to the functionality or features of the Software.

“Error” means a Major Error or a Minor Error.

“Filtering Functionality” means the Spam monitoring, management and filtering functionality of the Software (including Rules and Rules Updates) and services to be licensed and provided by BI to Microsoft in accordance with the terms of this Agreement, including the Specifications.

“Hotmail” means the e-mail service operated by Microsoft as identified in the Recitals.

“Hotmail Users” has the meaning set forth in the Recitals.

“Indemnified Claims” has the meaning set forth in Section 14.1.

“Indemnified Party” has the meaning set forth in Section 14.1.

“Indemnifying Party” has the meaning set forth in Section 14.1.

“Initial Software” means the software described in Exhibit B, including the Custom Work.

“Installation Services” has the meaning set forth in Section 2.3.

“Joint Developments” has the meaning set forth in Section 9.13(c).

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“Knowledge” means either (i) actual knowledge or awareness of BI, its Affiliates, officers, directors or key employees, or (ii) knowledge or awareness that could be obtained by any of the foregoing through reasonable due diligence, inquiry or investigation.

“Launch Date” has the meaning set forth in Section 3.1.

“Major Error” means (i) a failure of the Software to substantially conform to the Specifications and/or Documentation governing such Software, which failure materially impacts the operational or functional performance of such Software or the Filtering Functionality, or (ii) any defect, bug, inefficiency or error that renders the Software inoperative, causes it to fail catastrophically, renders any of the Microsoft Email Services inoperative or causes any of the Microsoft Email Services to malfunction, or prevents Microsoft from using the Software or Filtering Functionality in the normal business operations contemplated by this Agreement.

“Microsoft” or “MS” has the meaning set forth in the preamble.

“Microsoft Assistance” has the meaning set forth in Section 9.1.3(c).

“Minor Error” means any defect, bug, inefficiency or error, other than a Major Error, including any (i) defect, bug, inefficiency or error that causes any degradation in the performance of any of the Microsoft Email Services but does not prevent Microsoft from using the Software or Filtering Functionality in normal business operations (e.g., report page breaks are wrong), and (ii) any failure of the Software to conform to the Specifications (other than those failures that constitute Major Errors).

“MS E-Mail” has the meaning set forth in Exhibit C.

“MS IP” means all Microsoft Email Services and any and all domestic or foreign copyrights, moral rights, mask-works, trademarks, trade names, service marks, trade secrets, patents, know-how, designs, algorithms and all other intellectual property and proprietary rights, and all applications and registrations thereto, owned by Microsoft.

“MSN” or “The Microsoft Network” has the meaning set forth in the Recitals.

“MSNIA” means Microsoft Network Internet Access Service.

“MSNIA Users” has the meaning set forth in Section 3.2

“Microsoft Email Services” has the meaning set forth in the Recitals.

“MS Servers” means the servers and Devices designated by Microsoft that are used for the purpose of using, implementing, offering and/or providing the Filtering Functionality to Hotmail Users.

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“.NET Server” means Microsoft’s NET Server product release and all service packs and hot fixes that may be developed for such release, from time to time.

“NDA” has the meaning set forth in Section 10.1.

“Normal Business Hours” means 8 a.m. through 5 p.m. Monday through Friday, Pacific Standard Time, statutory and bank holidays excepted.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means a natural person, a corporation, a limited liability company, a partnership, a trust, a joint venture, a governmental authority, or any other entity or organization.

“Quarterly Steering Meetings” has the meaning set forth in Section 7.

“Rules” means the set of rules used to detect and filter Spam that are provided by BI as part of the Software and that are released from time to time by BI.

“Rules Updates” means any updates or revisions to the Rules used by BI to detect and filter Spam and any new Rules that are released by BI from time to time.

“Service Level Agreement” or “SLA” has the meaning set forth in Section 7.1.

“Software” means the (i) Initial Software, including the Custom Work and other materials set forth in Exhibit B, (ii) all Rules and Rules Updates, (iii) all Enhancements, and (iv) all Documentation and other materials associated with, and any modifications to, any of the foregoing, that BI provides and Microsoft accepts under this Agreement.

“Spam” means any unsolicited commercial electronic mail message, including without limitation any electronic mail message that advertises a product or service for profit or for a business or non-profit purpose.

“Specifications” has the meaning set forth in Section 2.1.

“Term” has the meaning set forth in Section 13.1.

“Ticket” has the meaning set forth in Exhibit C.

“Transfer Notice” has the meaning set forth in Section 17.4.

“User Interface” has the meaning set forth in Section 2.7.

“Windows 2000 Operating System” means the Windows 2000 release of the Windows 2000 operating system, and all service packs and hot fixes that may be developed for such release, from time to time.

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“Wind-Down Period” has the meaning set forth at Section 13.3.(a).

*

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EXHIBIT B

SOFTWARE SCHEDULE

Roll-out Plan and Delivery Schedule

*

B-1-1

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EXHIBIT C

BI SUPPORT SERVICES AND REPORTING PROCEDURES

AND SERVICE LEVEL AGREEMENT (“SLA”)

I.	BI Support Services.

BI shall:

•	Except as specified in this Agreement, respond to any requests from Microsoft for escalation relative to the Installation Services as promptly as possible, but in no event later than * from the delivery of the request by Microsoft.

•	Except as specified in this Agreement, respond to any requests from Microsoft for escalation relative to Enhancements as promptly as possible, but in no event later than * from the delivery of the request by Microsoft.

•	Acknowledge notifications from Microsoft of scheduled maintenance and architectural changes, if any, within 24 hours of receipt of notification from Microsoft.

•	Monitor Rules and Rule Updates and verification of receipt by Microsoft of Rules and Rule Updates at regularly scheduled intervals set by both BI and Microsoft not to exceed twelve (12) hours.

•	Monitor Error responses received from the Brightmail Server(s) and other Software.

•	Resend Rules and Rule Updates immediately upon request of Microsoft.

•	Isolate and resolve any issues related to network transmission errors, to the extent such errors arise or otherwise occur within BI’s network or systems.

•	Provide support for Software and Filtering Functionality, including support with respect to Errors.

II.	Required Reporting to Microsoft of Rules and Rule Updates

BI immediately shall report to Microsoft any failure to obtain verifications from Microsoft of receipt of Rules or Rule Updates in accordance with the following procedures.

Step 1: BI shall contact Microsoft via MS E-Mail, *, if a successful verification of receipt is not received by BI from Microsoft within * of the transmission of any Rules or Rules Update to Microsoft. Such e-mail shall contain the information set forth below. BI shall follow up such email

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within * with a telephone call disclosing the same information to *. Microsoft may change such telephone contact information from time to time upon delivery of written notice to BI.

BI trouble ticket # (the “Ticket”)

Date

Time the trouble began

Description of trouble

Person reporting the trouble

Person trouble was reported to

Step 2: Microsoft shall acknowledge the report from BI. The report shall contain all relevant information related to the repair that shall be provided by BI to Microsoft via the MS E-Mail and telephone call required in Step 1.

Step 3: BI shall provide status updates to Microsoft via the MS E-Mail and telephone.

Step 4: The Ticket shall be closed once both Microsoft and BI agree that the Software and the Filtering Functionality are in conformance with the Specifications. Notwithstanding the foregoing, BI shall provide a work-around within *. This needs to be *

III.	Microsoft Discretionary Reporting to BI of Rules and Rule Updates.

shall To the extent reasonably possible Microsoft shall give BI * (or greater) notification of any intentions to remove or shut down the Software or Filtering Functionality.

Microsoft has the right to notify BI of outages or other unplanned service interruptions.

Microsoft may request a Rules or Rule Updates file resend.

Microsoft may request support to resolve issues related to the Software and/or Filtering Functionality, and BI shall use all commercially reasonable means to immediately comply with such request in accordance with Section V.

Microsoft shall follow the steps listed below in reporting troubles to BI regarding Rules, Rule Updates and the other matters listed above:

Step 1: Microsoft shall contact BI to request a resend of a Rules or Rule Updates file. The following information shall be provided to BI:

Verbal passcode

CONFIDENTIAL TREATMENT REQUESTED

Microsoft Name - (to be determined)

Most recent Rules set (time stamp)

Request acknowledgement when file is sent (if appropriate)

Step 2: BI shall provide a time frame for the resend of the Rules or Rule Update file, which shall be no longer than *. BI shall resend such Rules or Rule Update in accordance with such time frame.

Step 3: Microsoft has the right to monitor such Rules or Rule Update file receipt.

Step 4: Microsoft has the right to verify receipt of the Rules or Rule Update file (via viewing of modification date) online.

IV.	BI Customer Support

•	BI shall provide telephone support from a knowledgeable engineer during the following times:

8 a.m. - 5:30 p.m. Monday through Friday, P.S.T.

This telephone support is located at 301 Howard Street, Suite 1800, San Francisco, CA 94105.

During the period commencing on the Effective Date and terminating at the end of the Term or the end of the Wind-Down Period (whichever is later), BI shall maintain one or more pager or telephone numbers operable twenty four (24) hours a day, seven (7) days a week for use by Microsoft for providing notice of Errors or otherwise requesting support under the Agreement. Pagers used by BI for this purpose shall be capable of receiving and displaying messages. In the notification, Microsoft shall identify whether the Error is a Major Error or a Minor Error.

V.	Additional Maintenance and Support Obligations

In addition to those services required under Sections I through VI, BI shall act in accordance with the following rules and procedures and do the following:

A. BI shall provide maintenance and support services to Microsoft for the Software as follows:

(i) the continuous testing and monitoring of the features and functionality of the Software (including the Rules and Rule Updates) (ii) reporting any Errors in the Software (including the Rules and Rule Updates) or Filtering Functionality to Microsoft immediately;

CONFIDENTIAL TREATMENT REQUESTED

(ii) the correction, modification or substitution of the Software as applicable in order to eliminate Errors reported by Microsoft to BI or discovered by BI, according to the procedure in subsection B below;

(iii) the notification of any changes to the Software which alter the basic program functions of the Software or add one (1) or more new functions.

(iv) responding, in accordance herewith, to the request for support from Microsoft.

B. Immediately upon identifying an Error or receiving notice from Microsoft of an Error, BI shall respond to according to the timeline required by Exhibit C.V.B(i) or (ii) below as applicable. When reporting an Error to BI, Microsoft shall identify the Error as a Major Error or a Minor Error based on Microsoft’s initial evaluation of the Error. If BI identifies an Error BI shall immediately notify Microsoft and such notice shall identify the Error as a Major Error or a Minor Error based on BI’s initial evaluation of the Error BI and Microsoft shall then cooperate to jointly determine whether the reported Error is a Minor Error or a Major Error. Once such determination is made, BI shall proceed as follows:

(i) In the event of a Major Error BI shall either respond to Microsoft’s notice of such error or notify Microsoft of its identification of the Major Error, as the case may be, in no less than 2 hours. BI shall immediately initiate work on developing a workable solution to Microsoft’s satisfaction. BI shall deliver a work-around solution for the Major Error to Microsoft and install such work-around in accordance with the Agreement, within twenty-four (24) hours of Microsoft’s report of the Error to BI or BI’s discovery of the Error, as the case may be. BI shall deliver a fix for the Major Error to Microsoft and install such fix in accordance with the Agreement, within seven (7) calendar days of Microsoft’s report of the Error to BI or BI’s discovery of the Error, as the case may be.

(ii) In the event of a Minor Error, BI shall notify Microsoft of its identification or respond to Microsoft’s notification of BI, as the case may be, within 72 hours. BI shall provide Microsoft with a fix to the Minor Error, to Microsoft’s satisfaction, as soon as reasonably possible, but in no event later than two (2) calendar weeks after Microsoft reports such Error to BI, or BI discovers such Error, as the case may be.

Failure to cure an Error in accordance with this Section V of Exhibit C shall constitute a breach by BI of the warranty in Section 11.2(e).

VI.	Overall Performance

The * available on the * (including such *) caused by the * and the * shall * of such * the * on such *. Subject to the mutual written agreement of the Parties, the * on the * may be modified to reflect a better understanding of performance of the Software. MS has the right to measure such *.

CONFIDENTIAL TREATMENT REQUESTED

The Software shall function in accordance with the Specifications.

VII.	Performance Standards

Microsoft and BI will agree upon a methodology to * and * based upon comparison between the * and the *. * will be conducted quarterly. For each quarter in which * are * Microsoft will * BI a * equal to * of the * during such *. For each * in which the *, Microsoft will * BI * equal to * * during such *. Any such * will * together with * the subsequent quarter.

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D

PAYMENT SCHEDULE

I.	Non-Recurring Engineering Fee. Microsoft shall pay BI a total of $* in accordance with the following schedule:

A.	* days from Microsoft’s receipt of invoice from BI — *

B.	* days from Microsoft’s receipt of invoice from BI for delivery of * — *

C.	* days from Microsoft’s receipt of invoice to be issued by BI upon BI’s receipt of Microsoft’s written notice of the completion of * (conforms to Specifications with no Major Errors) — *

II.	* Service Fees. Unless terminated early, Microsoft shall pay BI the following amounts during the Term of this Agreement (all fees due hereunder * from Microsoft’s receipt of invoice from BI):

*

D-1